Exhibit 23.1

Samuel R. Lolan, CPA Lori D. Percle, CPA Debbie B. Taylor, CPA Katherine H. Armentor, CPA

Charles E. Castaing, CPA, Retired Roger E. Hussey, CPA, Retired	Robin G. Freyou, CPA Shalee M. Landry, CPA Danielle R. Moreau, CPA
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Energy Service Acquisition Corp.
We consent to the use in the Registration Statement on Form S-l to be filed with the Securities and Exchange Commission of our report dated April 4, 2006 with respect to the balance sheets of Energy Service Acquisition Corp as of March 31, 2006, and the related statements of operations, changes in stockholder’s equity, and cash flows at March 31, 2006, included herein and to the reference to our firm under the heading “EXPERTS” in the prospectus

Castaing, Hussey & Lolan LLC
New Iberia, Louisiana
June 16, 2006